SUB-ITEM 77D

Total Return Variable Account changed its disclosure under Investment Objective from TRVAs investment objective is to provide above-average income (compared to a portfolio invested entirely in equity securities) consistent with the prudent employment of capital. Its secondary objective is to provide reasonable opportunity for growth of capital and income to The Variable Accounts investment objective is to seek total return as described in Post-Effective Amendment No. 39 to the Registration Statement (Nos. 33-19738 and 811-5448), as filed with the Securities and Exchange Commission via EDGAR on April 30, 2007, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.